Exhibit 99.1

August 12, 2015

RXi Pharmaceuticals Reports Second Quarter

2015 Financial Results and Business Highlights

MARLBOROUGH, Mass./PRNewswire/August 12, 2015 – RXi Pharmaceuticals Corporation (NASDAQ: RXII), a biotechnology company focused on discovering and developing innovative therapeutics primarily in the areas of dermatology and ophthalmology, today reported its financial results for the quarter ended June 30, 2015 and provided a business update.

“In the second quarter, RXi reached a major milestone in our shareholder structure with the elimination of the preferred shares and their associated dilutive quarterly dividend. In addition, several investment funds became new shareholders in our recently completed financing,” said Dr. Geert Cauwenbergh, President and CEO of RXi Pharmaceuticals. He added, “This financing provides us with at least an additional year of cash. This cash and time will allow us to focus on rebuilding our share price, which was significantly affected in the last 18 months by the conversion and sale of the preferred into common shares. We will aim to: (1) advance our preclinical and clinical pipeline, (2) generate partnership deals, and (3) deploy our sd-rxRNA® technology platform in a portfolio approach akin to the way venture capital firms deploy their capital, through establishing equity positions in young biotechnology companies to create value for our investors.”

The Company will host a conference call today at 4:30 p.m. EDT to discuss financial results and provide an update on the Company. The webcast link will be available under the “Investors” section of the Company’s website, www.rxipharma.com. The event may also be accessed by dialing toll-free in the United States and Canada: +1 888-669-0684. International participants may access the event by dialing: +1 862-225-5361. An archive of the webcast will be available on the Company’s website approximately two hours after the presentation.

Selected Second Quarter 2015 Financial Highlights

Preferred Shares

The Company’s capital structure has been simplified with the full conversion of all remaining outstanding shares of Series A and Series A-1 convertible preferred stock during the second quarter of 2015 and with the acceleration of the next quarterly dividend payment date from June 30, 2015 to May 27, 2015, at which time the dividend shares were immediately converted into common stock. As a result, no shares of preferred stock remain outstanding and no further dividends on those preferred shares will accrue.

Cash Position

At June 30, 2015, the Company had cash, cash equivalents and short-term investments of approximately $14.0 million, compared with cash and cash equivalents of $8.5 million at December 31, 2014.

The Company enhanced its balance sheet with the completion of a public offering of common stock and warrants. The Company sold a total of 26 million units at a price per unit of $0.40 in the public offering that included both institutional and retail investors. Each unit consisted of one share of common stock, a 13-month overallotment purchase right to purchase one-half of one share of common stock at a price of $0.455 per full share and a 5-year warrant to purchase one-half of one share of common stock at a price of $0.52 per full share. The Company received gross proceeds of $10.4 million and net proceeds of $9.2 million after payment of placement agent fees and other offering expenses, and assuming the overallotment purchase rights and warrants are not exercised.

The Company believes that its existing cash, cash equivalents and short-term investments should be sufficient to fund operations for at least one year.

Research and Development Expenses

Research and development expenses for the quarter ended June 30, 2015 were $1.4 million, which included $0.2 million of non-cash stock-based compensation expense, as compared with $1.2 million for the quarter ended June 30, 2014, which included $0.2 million of non-cash stock-based compensation expense. The increase in research and development expenses in the second quarter of 2015 as compared to the second quarter of 2014 was primarily due to subject and trial-related fees for the Company’s ongoing three clinical trials, mainly Study 1402.

General and Administrative Expenses

General and administrative expenses for the quarter ended June 30, 2015 were $0.8 million, which included $0.2 million of non-cash stock-based compensation expense, as compared with $0.9 million for the quarter ended June 30, 2014, which included $0.3 million of non-cash stock-based compensation expense. The decrease in general and administrative expenses in the second quarter of 2015 as compared to the second quarter of 2014 was primarily due to a reduction in legal fees.

Net Loss Applicable to Common Stockholders

Net loss applicable to common stockholders for the quarter ended June 30, 2015 was $2.2 million, compared with $3.2 million for the quarter ended June 30, 2014. The decrease in net loss applicable to common stockholders in the second quarter of 2015 as compared to the second quarter of 2014 was due to the change in operating expenses, as described above, and a decrease in the Company’s preferred stock dividends related to decreases in the Company’s closing common stock price on the dividend payment dates and the number of preferred shares earning dividends each quarter.

Second Quarter 2015 and Recent Corporate Highlights

Positive Advancements within our Ophthalmology Franchise

As projected in the Company’s 2015 corporate goals, RXi submitted an IND application to the U.S. Food and Drug Administration (FDA) for RXI-109 as a potential therapeutic for the scarring component of retinal diseases in the eye, such as wet age-related macular degeneration. Following the FDA 30-day review period for the IND, the Company plans to initiate a Phase 1 / 2 clinical trial before the end of 2015.

Positive Advancements within our Dermatology Franchise

The Company continues to advance additional preclinical and discovery programs using our sd-rxRNA technology. In particular, the Company has selected collagenase and tyrosinase as new discovery stage targets for our self-delivering RNAi platform. Collagenase, or MMP1, is a matrix metalloproteinase involved in the breakdown of extracellular matrix. Selected reduction of MMP1 may be beneficial in the treatment of skin aging disorders, arthritis, acne scarring, blistering skin disorders, corneal erosions, endometriosis and possible cancer metastasis. Tyrosinase is the key enzyme in the synthesis of melanin. Melanin is produced by melanocytes and is the pigment that gives human skin, hair and eyes their color. The inhibition of tyrosinase can play a key role in the management of diseases such as cutaneous hyperpigmentation disorders such as lentigines (freckles, age spots and liver spots), and possibly melanoma.

These two discovery targets were selected because they have great potential as clinically relevant pharmaceutical gene targets, however, they also have great potential as cosmeceutical targets. The term ‘cosmeceuticals’ refers to compounds that can affect the appearance of the skin. For example, by targeting tyrosinase, a superficial reduction of melanin could potentially change the appearance of the darkened skin spots known as age spots and freckles or lighten the skin overall. Cosmeceuticals that make no therapeutic claims can be developed more rapidly than pharmaceutical drugs, and the path to market could be much shorter and less expensive.

The Company presented promising new data in June at the 74th Annual Meeting of the Society for Investigative Dermatology with its self-delivering RNAi (sd-rxRNA®) compounds developed to target tyrosinase (TYR) and collagenase (MMP1). sd-rxRNA compounds developed to target TYR lead to a visible reduction of pigmentation in melanocytes in a 3-dimensional tissue culture model of human epidermis. Results from experiments in this model show that sd-rxRNA compounds targeting TYR are at least one hundred times more potent than kojic acid, a well-characterized skin lightening agent. sd-rxRNA compounds developed to target MMP1 resulted in a reduction in MMP1 mRNA levels that correspond to a similar reduction in MMP1 enzyme activity in cell culture in vitro. In addition, silencing of MMP1 expression in an in vitro scratch assay resulted in reduced migration of A549 cells, a clinically relevant non-small cell lung cancer cell line. Reduced migration in a scratch assay may indicate a reduction in the invasive nature of the cancer cell due to MMP1 reduction as a result of sd-rxRNA treatment.

In our clinical program with RXI-109, an sd-rxRNA compound developed for the reduction of dermal scar formation, there are currently three ongoing Phase 2a clinical trials evaluating the effect of RXI-109 on scar formation at surgical revision sites for either hypertrophic scars or keloids. Two of the three studies are fully enrolled and the subjects are being followed to completion. Preliminary data from these two trials helped to amend the initial design of Study 1402 to include an extended dosing regimen for longer coverage of the proliferation phase of wound healing in order to better reduce the excess collagen production that can lead to hypertrophic scars or keloids. Additional cohorts are being designed for Study 1402 that will be submitted in the near future, which will further extend the dosing regimen.

Samcyprone™, RXi’s second clinical candidate, is a proprietary topical formulation of diphenylcyclopropenone (DPCP), which is an immunomodulator that works by initiating a T-cell response. Samcyprone™ is initially being developed for the treatment of such disorders as alopecia areata, warts, and cutaneous metastases of melanoma. The Company expects to initiate a Phase 2 trial, evaluating the effect of Samcyprone™ on warts before the end of the year.

In April of this year, the FDA granted Orphan Drug Designation to RXi for Samcyprone™ for the treatment of Malignant Melanoma Stage IIb to IV. A number of patients with Stage IIb to IV malignant melanoma develop cutaneous metastases. Samcyprone™ is being studied for treatment of these metastases in an ongoing investigator-sponsored trial.

Intellectual Property

The Company has strengthened its patent portfolio by securing protection for its novel RNAi platform through three granted patents from the United States Patent and Trademark Office (USPTO).

A core patent that covers methods of use of the Company’s VEGF-targeting and CTGF-targeting sd-rxRNAs, including RXI-109, for use in the eye has been issued. A therapeutic, such as RXI-109, that is effective in reducing the activity of CTGF could have great benefit for patients whose ocular condition has an active scarring component.

The second issued patent expands the scope of coverage to RXi’s novel, self-delivering RNAi platform (sd-rxRNA). Importantly, this patent incorporates novel oligonucleotide chemical modifications which result in improved biodistribution following systemic administration and may be beneficial for local delivery applications in the central nervous system.

In addition, RXi was also issued a patent covering the composition and methods of use for rxRNAori® compounds targeting Mitogen-activated protein kinase kinase kinase kinase 4 (MAP4K4). These compounds may be beneficial for the treatment of inflammatory diseases and/or metabolic diseases. RXi’s rxRNAori platform are highly potent RNAi compounds which will require delivery vehicles to facilitate transport to the tissues of interest and to be taken up by cells.

About RXi Pharmaceuticals Corporation

RXi Pharmaceuticals Corporation (NASDAQ: RXII) is a biotechnology company focused on discovering and developing innovative therapeutics primarily in the areas of dermatology and ophthalmology that address high-unmet medical needs. Our discovery and clinical development programs are based on siRNA technology, as well as immunotherapy agents. These compounds include, but are not limited to, our proprietary, self-delivering RNAi (sd-rxRNA®) compounds for the treatment of dermal and ocular scarring. It also includes an immunomodulator, Samcyprone™, a proprietary topical formulation of diphenylcyclopropenone (DPCP), for the treatment of such disorders as alopecia areata, warts, and cutaneous metastases of melanoma.

RXi’s novel, self-delivering RNAi (sd-rxRNA®) compounds are designed for therapeutic use and have drug-like properties, such as high potency, target specificity, serum stability, reduced immune response activation, and efficient cellular uptake. sd-rxRNAs have been shown, in vitro and in vivo, to achieve efficient spontaneous cellular uptake and potent, long-lasting intracellular activity.

RXI-109, an sd-rxRNA compound, is the Company’s first clinical development candidate. RXI-109 silences Connective Tissue Growth Factor (CTGF), which plays a key role in tissue regeneration and repair and is initially being developed to reduce or inhibit scar formation in the skin and in the eye. RXI-109 is currently being evaluated in Phase 2a clinical trials in dermatology. The Company’s sd-rxRNA technology platform is broadly protected by multiple issued patents and numerous patent applications.

RXi’s robust pipeline, coupled with an extensive patent portfolio, provides for product and business development opportunities across a broad spectrum. We are committed to being a partner of choice for academia, small companies, and large multinationals. We welcome ideas and proposals for strategic alliances, including in- and out-licensing opportunities, to advance and further develop strategic areas of interest. Additional information may be found on the Company’s website, www.rxipharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about: our ability to successfully develop RXI-109, Samcyprone™ and our other product candidates (collectively “our product candidates”); the future success of our clinical trials with our product candidates; the timing for the commencement and completion of clinical trials; our ability to enter into strategic partnerships and the future success of these strategic partnerships; and our ability to deploy our sd-rxRNA® technology through partnerships, as well as the prospects of these partnerships to provide positive returns. Forward-looking statements about expectations and development plans of RXi’s product candidates and partnerships involve significant risks and uncertainties, including the following: risks that we may not be able to successfully develop and commercialize our product candidates; risks that product development and clinical studies may be delayed, not proceed as planned and/or be subject to significant cost over-runs; risks related to the development and commercialization of products by competitors; risks related to our ability to control the timing and terms of collaborations with third parties; and risks that other companies or organizations may assert patent rights preventing us from developing or commercializing our product candidates. Additional risks are detailed in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption “Risk Factors.” Readers are urged to review these risk factors and to not act in reliance on any forward-looking statements, as actual results may differ from those contemplated by our forward-looking statements. RXi does not undertake to update forward-looking statements to reflect a change in its views, events or circumstances that occur after the date of this release.

Contact

RXi Pharmaceuticals Corporation

Tamara McGrillen

508-929-3646

tmcgrillen@rxipharma.com

RXi PHARMACEUTICALS CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

(Unaudited)

	For the Three Months Ended June 30, 2015	For the Three Months Ended June 30, 2014	For the Six Months Ended June 30, 2015	For the Six Months Ended June 30, 2014
Total revenues	$—	$12	$34	$41

Research and development expenses	1,361	1,183	3,468	2,659
General and administrative expenses	804	850	1,677	1,693

Operating loss	(2,165)	(2,021)	(5,111)	(4,311)
Interest income, net	1	5	2	11
Other income (expense), net	(2)	10	(2)	10

Net loss	(2,166)	(2,006)	(5,111)	(4,290)
Series A and Series A-1 convertible preferred stock dividends	(24)	(1,213)	(209)	(2,968)

Net loss applicable to common stockholders	$(2,190)	$(3,219)	$(5,320)	$(7,258)

Net loss per common share applicable to common stockholders:
Basic and diluted loss per share	$(0.05)	$(0.23)	$(0.16)	$(0.54)

Weighted average common shares outstanding:
Basic and diluted	44,190,583	14,015,451	34,033,463	13,319,634

RXi PHARMACEUTICALS CORPORATION

CONDENSED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	June 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$5,986	$8,496
Restricted cash	50	50
Short-term investments	8,000	—
Prepaid expenses and other current assets	718	442

Total current assets	14,754	8,988
Property and equipment, net	181	183
Other assets	18	18

Total assets	$14,953	$9,189

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$635	$285
Accrued expenses and other current liabilities	1,187	1,002
Deferred revenue	—	47

Total current liabilities	1,822	1,334
Total convertible preferred stock	—	5,110
Total stockholders’ equity	13,131	2,745

Total liabilities, convertible preferred stock and stockholders’ equity	$14,953	$9,189